Exhibit 23.1

Board of Directors
IAS Communications, Inc.

Consent of Independent Auditors

We consent to the use of our report dated September 12, 2003 on the financial statements of IAS Communications, Inc. as of April 30, 2003 that are included in the Form 10-KSB, which is included, by reference in the Company's Form S-8.

Dated this 18th day of September, 2003.

MANNING ELLIOTT
Chartered Accountants

/s/ Manning Elliott